Exhibit 3.1

ARTICLES OF INCORPORATION OF

BIODIESEL OF AMERICA, INC.

ARTICLE ONE

The name of the corporation is BIODIESEL OF AMERICA, INC.

ARTICLE TWO

The corporation is organized for profit pursuant to the provisions of the Florida Business Corporation Act, and may engage in all business permitted by applicable law.

ARTICLE THREE

3.1

The corporation has the authority to issue not more than Fifty Million (50,000,000) shares of Common Stock, no par value per share, and Ten Million 10,000,000) shares of Preferred Stock, no par value per share.

3.2

Shares of Preferred Stock may be issued from time to time in one or more series.  Preferred Stock shall have voting rights, no voting rights, or such special voting rights as the Board of Directors may fix and determine in issuing such stock, and shall have rights to receive cumulative, non-cumulative, or partially cumulative dividends as the Board of Directors may fix and determine in issuing such stock.  Before any shares of Preferred Stock of any particular series shall be issued, the Board of Directors shall fix and determine and is hereby expressly empowered to fix and determine, in the manner provided by law, the following provisions of the shares of such series:

i)

the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

ii)

the rate of dividend payable on shares of such series, the times of payment of the dividends, whether dividends shall be cumulative, conditions upon which and the date from which such dividends shall be accumulated on all shares of such series, and whether arrearages on the payment of dividends will bear interest;

iii)

the time or times when and the price or prices at which shares of such series shall be redeemable and the purchase, retirement or sinking fund provisions, if any, for the purchase or the redemption of such shares;

iv)

the amount payable on shares of such series in the event of any voluntary or involuntary liquidation, which shall not be deemed to include the merger or consolidation of the corporation or a sale, lease, or conveyance of all or part of the assets of the corporation;

v)

the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such series for, shares of common stock or shares of any other series of Preferred Stock and the terms and conditions of such conversion or exchange; and

vi)

the voting rights of shares of such series or absence thereof and the extent of such voting rights, if any.

ARTICLE FOUR

The registered office of the corporation is located at 2720 NW 55 Court, Fort Lauderdale, Florida 33309.  The registered agent of the corporation at its registered office is Stanley H. Streicher.

ARTICLE FIVE

The name and address of the incorporator is:

Stanley H. Streicher

2720 NW 55 Court

Fort Lauderdale, Florida 33309

ARTICLE SIX

The street address of the principal place of business is 2720 NW 55 Court, Fort Lauderdale, Florida 33309.

ARTICLE SEVEN

The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expense (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with such action, suit or proceeding, in accordance with the laws of the State of Florida, and to the full extent permitted by said laws except as the bylaws of the corporation may otherwise provide.  Such indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, including insurance purchased and maintained by the corporation, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE EIGHT

Any action that is required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if the action is taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting groups) of votes that would be necessary to authorize or take such action at a meeting at which all shareholders entitled to vote were present and voted.  The action must be evidenced by one or more written consents describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the corporation for inclusion in the minutes or filing with the corporate records.

ARTICLE NINE

The effective date of these Articles of Incorporation shall be October 31, 2007

IN WITNESS WHEREOF, the undersigned executes these Articles of Incorporation this 30TH day of October, 2007.

/s/ Stanley H. Streicher

____________________________

Stanley H. Streicher, Incorporator

Having been named as registered agent to accept service of process for the above stated corporation at the place designated on this certificate, I am familiar with and accept the appointment as registered agent and agree to act in this capacity.

/s/ Stanley H. Streicher

____________________________

Stanley H. Streicher, Registered Agent

Dated: October 30, 2007

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